UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 7, 2012 (May 3, 2012)

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Portfolio Summary

This Current Report on Form 8-K provides disclosure relating to several material definitive agreements entered into, or anticipated to be entered into, by American Realty Capital Properties, Inc. (“ARCP” or the “Company”). As described in further detail below, the Company has entered into a purchase and sale agreement to acquire the fee simple interests in six built-to-suit FedEx Freight distribution facilities located in five states for an aggregate purchase price of approximately $12.2 million, exclusive of closing costs. In addition, as previously announced in its Current Report on Form 8-K dated March 19, 2012, the Company executed a purchase and sale agreement to acquire a fee simple interest in a John Deere distribution facility located in Davenport, Iowa for a purchase price of approximately $26.1 million, exclusive of closing costs. The Company anticipates that the aggregate contract purchase price of these acquisitions, $38.3 million excluding closing costs, will be funded from gross proceeds of approximately $6.0 million from the issuance of Preferred Shares (as described in further detail below) as well as approximately $6.4 million from the issuance of OP Units (as described in further detail below) of the Company’s operating partnership. In addition, a portion of the aggregate purchase price of these acquisitions will be funded from proceeds from the Company’s senior secured revolving credit facility and available cash on-hand.

After the closing of the transactions set forth herein, the Company will own 97 free-standing, single tenant commercial properties acquired for a purchase price of $183.8 million, containing 1.7 million square feet. The properties are net leased to nine credit tenants operating in eight industry sectors located in 16 states. Although the Company believes that the closing of the acquisitions of the FedEx Freight properties is probable, there can be no assurance that the transactions will be consummated. The following table summarizes the portfolio highlights assuming the acquisition of the John Deere distribution facility and six FedEx Freight distribution facilities (dollar amounts in thousands):

					Annualized Rental Income/ NOI (3)
Tenant	Investment Grade Credit Rating (1)	Properties	Square Feet	Base Purchase Price (2)	Amount	% of Total Portfolio
Citizens Bank	Yes	59	291,920	$95,241	$6,729	45.3%
John Deere	Yes	1	552,960	26,126	2,299	15.5%
Home Depot	Yes	1	465,600	23,398	2,258	15.2%
FedEx	Yes	6	92,935	12,152	1,094	7.4%
Dollar General	Yes	20	177,668	9,981	965	6.5%
Walgreens	Yes	2	29,534	6,204	591	4.0%
Advance Auto Parts	Yes	6	42,000	5,122	457	3.1%
GSA - SSA	Yes	1	12,009	4,850	421	2.8%
Community Bank	Yes	1	4,410	705	36	0.2%
Total Portfolio (4)		97	1,669,036	$183,779	$14,850	100%

___________________

(1)	100% of the tenants within the portfolio have an investment grade credit rating as defined by a major credit rating agency.
(2)	Original purchase price of the properties contributed in September 2011 in connection with the Company’s initial public offering and contract purchase price for all other properties, excluding acquisition and related transaction costs.
(3)	Annualized rental income/ net operating income for net leases is rental income on a straight-line basis. For modified gross lease properties, as applicable, amount is rental income on a straight-line basis plus operating expense reimbursement revenue less property operating expenses.
(4)	Excludes two vacant properties which are classified as held-for-sale.

Private Placement of Preferred Stock

On May 3, 2012, the Company’s board of directors approved the Company’s entry into a securities purchase agreement (the “Securities Purchase Agreement”) with an unaffiliated third party that is an “accredited investor,” as that term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (the “Purchaser”), pursuant to which the Company will agree to sell to the Purchaser, and the Purchaser will agree to purchase from the Company, shares of a new series of the Company’s convertible preferred stock designated Series A Convertible Preferred Stock (the “Preferred Shares”), for an aggregate purchase price of $6.0 million. After deducting for fees and expenses, the aggregate net proceeds from the sale of the Preferred Shares is expected to be approximately $5.8 million. The offering is expected to close on or about May 10, 2012, subject to satisfaction of certain customary closing conditions. Although the Company believes that the transaction is probable, there can be no assurance that the transaction will be consummated.

Pursuant to the Articles Supplementary to create the Preferred Shares (the “Articles Supplementary”), at the option of the Purchaser, the Preferred Shares may be converted into shares of the Company’s common stock at a conversion price equal to the market value of the common stock, subject to the terms set forth in the Articles Supplementary, beginning one year after the date of issuance. In addition, the holders of the Preferred Shares will be entitled to receive dividends when, as and if authorized and declared by the Company’s board of directors out of funds legally available for that purpose, at the rate per annum equal to seven percent (7%) payable monthly. The Preferred Shares will be redeemable by the Company at any time. The Company, at its option, may redeem the Preferred Shares, in whole or in part, at $11 per share, subject to the provisions described in the Articles Supplementary.

The Preferred Shares will rank senior to any and all other classes or series of the Company’s capital stock. The Preferred Shares will not be transferable without the prior consent of the Company. The Preferred Shares have full ratchet anti-dilution protection and are subject to other adjustments, as further described in the Articles Supplementary.

The foregoing descriptions of the Securities Purchase Agreement and the Articles Supplementary do not purport to be complete and are qualified in their entirety by reference to the full text of each document, each of which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) upon closing of the transaction.

Issuance of OP Units

On May 4, 2012, the Company’s operating partnership, ARC Properties Operating Partnership, L.P. (the “Operating Partnership”) entered into a purchase and sale agreement with Setzer Properties, LLC (the “Seller”), pursuant to which the Company will issue approximately 580,000 operating partnership units (the “OP Units”) as partial consideration for the acquisition of the fee simple interest in the six built-to-suit FedEx Freight distribution facilities described below.

As a result, the Seller will be admitted as a limited partner of the Operating Partnership. Pursuant to the partnership agreement, the Seller will receive redemption rights as a limited partner, which will enable the Seller to cause the Operating Partnership to redeem its OP Units in exchange for cash or, at the option of the Operating Partnership, shares of the Company’s common stock on a one-for-one basis. The cash redemption amount per OP Unit will be based on the market price of the Company’s common stock at the time of redemption.

The foregoing descriptions of the purchase and sale agreement and the partnership agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each document. A copy of the purchase and sale agreement will be filed with the SEC upon closing of the transaction. A copy of the partnership agreement was previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-11 filed on July 5, 2011 and is incorporated herein by reference.

FedEx Freight

On May 3, 2012, the Company’s board of directors ratified the Company’s entry, through the Operating Partnership, into a purchase and sale agreement with the Seller to acquire a fee simple interest in six built-to-suit FedEx Freight distribution facilities located in the cities and states listed below. The Seller does not have a material relationship with the Company and the acquisition is not an affiliated transaction. Although the Company believes that the acquisition of the properties is probable, there can be no assurance that the acquisition will be consummated. The purchase and sale agreement contains customary representations and warranties by the seller.

The tenant of each of the properties is FedEx Freight, Inc., which is a wholly-owned subsidiary FedEx Corp. (NYSE: FDX). All the leases are guaranteed by FedEx Corp., which has an investment grade credit rating as determined by major credit rating agencies. The properties total 92,935 rentable square feet. The leases have terms between seven to 15 years, with a weighted average remaining term of approximately 4.6 years. None of the leases contain fixed rental escalations. The leases are net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent. The aggregate annualized rental income for the properties will be approximately $1.1 million, or approximately $11.82 per rentable square foot.

The following table provides, for each of the properties, information relating to lease commencement and termination dates, amount of lease term remaining, rentable square footage and approximate annualized rental income and renewal options.

Location	Lease Commencement Date	Lease Termination Date	Lease Term Remaining (Years)	Rentable Square Footage	Approximate Annualized Rental Income	Renewal Options
Mt. Vernon, IL	October 2009	April 2017	5.0	15,700	$144,000	Two, five year options with 5% increases
Evansville, IN	October 2009	January 2017	4.8	20,200	$339,049	Two, five year options with 5% increases
Mt. Pleasant, PA	October 2009	October 2016	4.5	20,200	$219,000	Two, five year options with 5% increases
Chillicothe, OH	January 2009	December 2015	3.7	12,555	$138,000	Two, five year options with 5% increases
London, KY	January 2009	June 2015	3.2	12,140	$122,400	Two, five year options with 5% increases
Kankakee, IL	January 2003	October 2018	6.5	12,140	$136,200	Two, five year options with 10% increases

The aggregate purchase price of the properties is approximately $12.2 million, exclusive of closing costs. The Company intends to fund the purchase price with (a) borrowings from its existing $150 million senior secured revolving credit facility with RBS Citizens, N.A. in the amount of approximately $5.6 million and (b) the issuance of approximately 580,000 OP Units to the Seller, as described above.

Item 3.02. Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02 in its entirety. The Preferred Shares are being offered and sold pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The shares of common stock to be issued upon conversion of the Preferred Shares have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The Preferred Shares and OP Units are being issued without registration in reliance on the exemption in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder, in reliance upon the exemption from registration provided by Section 4(2) thereof for transactions not involving a public offering.

Item 3.03. Material Modification to Rights of Security Holders

The disclosure provided above in Item 1.01 is incorporated by reference into this Item 3.03.

The Company will file the Articles Supplementary with the Secretary of State of the State of Maryland, to be filed with the SEC upon closing of the Preferred Share transaction. The Articles Supplementary will create and specify the rights of the Preferred Shares, including the terms and conditions on which shares of such Preferred Shares shall convert into shares of common stock of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

May 7, 2012	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors